EXHIBIT 5

QLogic Corporation
26650 Aliso Viejo Parkway
Aliso Viejo, California 92656

February 6, 2004

QLogic Corporation
26650 Aliso Viejo Parkway
Aliso Viejo, California 92656

     Re: Registration of Securities of QLogic Corporation

Ladies and Gentlemen:

     In connection with the registration of up to 2,100,000 shares of Common Stock of QLogic Corporation, a Delaware corporation (the “Company”), par value $0.001 per share (the “Common Stock”), and additional Rights to Purchase Series A Junior Participating Preferred Stock pursuant to the Rights Agreement, dated as of June 4, 1996, between the Company and Harris Trust Company of California, as Rights Agent, as thereafter amended (the “Rights”), under the Securities Act of 1933, as amended (the “Act”), pursuant to a Registration Statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission on or about the date hereof, up to 100,000 of such shares of Common Stock (the “Director Plan Shares”) and related Rights to be issued or delivered pursuant to the QLogic Corporation Non-Employee Director Stock Option Plan (the “Director Plan”) and up to 2,000,000 of such shares of Common Stock (the “Stock Awards Plan Shares”) and related Rights to be issued or delivered pursuant to the QLogic Corporation Stock Awards Plan (the “Stock Awards Plan”), you have requested my opinion set forth below.

     In my capacity as counsel to the Company, I have examined originals or copies of those corporate and other records of the Company that I considered appropriate.

     On the basis of such examination and my consideration of those questions of law I considered relevant, and subject to the limitations and qualifications in this opinion, I am of the opinion that:

(1)	the Director Plan Shares and related Rights, and the Stock Awards Plan Shares and related Rights, have been duly authorized by all necessary corporate action on the part of the Company;

(2)	when issued in accordance with such authorization, the provisions of the Director Plan or the Stock Awards Plan, as applicable, and relevant agreements duly authorized by and in accordance with the terms of the Director Plan or the Stock Awards Plan, as applicable, and upon payment for and delivery of the Shares as contemplated in accordance with the Director Plan or the Stock Awards Plan, as applicable, and either (a) the countersigning of the certificate or certificates representing the Shares by a duly authorized signatory of the registrar for the Company’s Common Stock, or (b) the book-entry of the Shares by the transfer agent for the Company’s Common Stock in the name of The Depository Trust Company or its nominee, the Shares will be validly issued, fully paid and non-assessable; and

(3)	when issued in accordance with such authorization, the provisions of the Director Plan or the Stock Awards Plan, as applicable, and relevant agreements duly authorized by and in accordance with the terms of the Director Plan or the Stock Awards Plan, as applicable, the Rights that accompany such shares of Common Stock will be validly issued.

     I consent to your filing this opinion as an exhibit to the Registration Statement.

Respectfully submitted, /s/ Michael L. Hawkins Michael L. Hawkins Vice President and Senior General Counsel

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